                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-81457

PROSPECTUS

                             Cambridge Heart, Inc.

                       1,047,618 SHARES OF COMMON STOCK

                               ----------------

   In June 1999, Cambridge Heart, Inc. issued 952,380 shares of common stock and warrants for the purchase of 95,238 shares of common stock to a group of investors led by the Tail Wind Fund Ltd. This prospectus relates to the resale of all of the 1,047,618 shares of common stock by those investors, referred to in this prospectus as the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

   We have agreed to pay certain expenses of registering the shares being offered by the selling stockholders. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

   The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may sell the shares in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Our common stock is traded on the Nasdaq National Market under the symbol CAMH. On July 8, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $6.1875 per share.

                               ----------------

   The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is July 8, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where to Find More Information.............................................   3

Incorporation of Certain Documents by Reference............................   3

Special Note Regarding Forward-looking Information.........................   4

Summary Description of Our Business........................................   5

Risk Factors...............................................................   6

Use of Proceeds............................................................  11

Selling Stockholders.......................................................  11

Plan of Distribution.......................................................  12

Legal Matters..............................................................  13

Experts....................................................................  13

   You should rely only on the information either contained in this prospectus or expressly incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or expressly incorporated by reference into this prospectus. The selling stockholders are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                        WHERE TO FIND MORE INFORMATION

   We file annual, quarterly, and current reports, proxy statements and other documents with the Securities and Exchange Commission and with the Nasdaq National Market. This additional information is also available to you on the SEC's Internet web site. Here are ways you can access these resources:

          What is available            Where to get it
          -----------------            ---------------
          Paper copies of              SEC's Public Reference Room
          information                  Judiciary Plaza Building
                                       450 Fifth Street, N.W., Room 1024
                                       Washington, D.C. 20549

                                       The Nasdaq Stock Market, Inc.
                                       1735 K Street, N.W.
                                       Washington, D.C. 20006

         On-line information           SEC's Internet website at
                                       http://www.sec.gov

         Information about             Call the SEC at 1-800-SEC-0330
         the SEC's Public
         Reference Room

   This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The registration statement contains more information than this prospectus regarding Cambridge Heart and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from any of the sources shown above or by contacting Cambridge Heart, Inc. at the address or telephone number set forth on the following page.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain such information. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after July 8, 1999 (the date of this prospectus) will automatically update and may supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the sale of all the shares covered by this prospectus.

   The following documents filed by Cambridge Heart with the SEC are incorporated herein by reference:

  . Our Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the SEC on March 31, 1999.

  . Our definitive proxy statement for the 1999 Annual Meeting of Stockholders, as filed with the SEC on April 30, 1999.

  . Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as filed with the SEC on May 17, 1999.

  . Our Current Report on Form 8-K, as filed with the SEC on June 16, 1999.

  . The description of our common stock contained in our Registration
    Statement on Form 8-A, as amended, as filed with the SEC on July 10, 1996, including any amendments or reports filed for the purpose of updating such description.

   You may request a copy of these documents, at no cost, by telephone or email or by writing to:

                             Cambridge Heart, Inc.
                                1 Oak Park Drive
                          Bedford, Massachusetts 01730
                          Attention: Robert B. Palardy
                                 (781) 271-1200
                            bobp@cambridgeheart.com

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

   This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our current plans, intentions and expectations, we can not assure you that we will actually achieve these plans, intentions or expectations on a timely basis, if at all. Our actual results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. We have included important factors in the cautionary statements below that we believe could cause our actual results to differ materially from our forward-looking statements. We do not intend to update information contained in any of our forward-looking statements.

                      SUMMARY DESCRIPTION OF OUR BUSINESS

   Cambridge Heart is engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease, the leading cause of death in the United States and many other developed countries. Using innovative technologies, including our proprietary disposable electrodes, we are addressing such key problems in cardiac diagnosis as:

  . the identification of those at risk of sudden cardiac death, accounting for approximately 50% of all deaths due to heart attack;

  . the early detection of coronary artery disease; and

  . the prompt and accurate diagnosis of heart attack.

   Our lead product, the CH 2000 System incorporates our proprietary technology to non-invasively measure extremely low levels of T-wave alternans, a beat-to-beat alternation in a portion of the electrocardiogram. Clinical research published to date has demonstrated that by measuring T-wave alternans we can assess vulnerability to the ventricular arrhythmias responsible for sudden cardiac death to a degree comparable to electrophysiology testing, the most accurate invasive test. The CH 2000 System is also able to perform conventional cardiac stress tests.

   Our CH 2000 System and Hi-Resolution electrodes have received clearance from the U.S. Food and Drug Administration for sale in the United States, have received certification for sale in Europe and have been approved for sale by the Ministry of Health in Japan. The FDA clearance for the CH 2000 System includes the claim that the CH 2000 System can measure T-wave alternans and the presence of T-wave alternans in patients with known, suspected or at risk of ventricular tachyarrhythmia predicts increased risk of ventricular tachyarrhythmia or sudden death.

   Our executive offices are located at 1 Oak Park Drive, Bedford, Massachusetts 01730 and our telephone number is (781) 271-1200. Our Internet web site is www.cambridgeheart.com. Information contained on our web site is not a part of this prospectus.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. If any of the events described below actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the market price of our common stock could decline and you could lose all or part of your investment. In evaluating an investment in the shares of common stock offered hereby, you should consider carefully the following risk factors in addition to the other information presented elsewhere in, or incorporated by reference into, this prospectus.

                        Risks Related to Our Operations

We may never generate substantial revenues

   We are engaged primarily in the commercialization, manufacture, research and development of our products for the non-invasive diagnosis of cardiac disease. We have incurred substantial and increasing net losses through March 31, 1999. There can be no assurance that we will ever generate substantial revenues or achieve profitability on a quarterly or annual basis. We believe that our research and development expenses will increase in the future as we develop additional products and fund clinical trials of our product candidates. Our research and development expenses may also increase in the future as we supplement our internal research and development with additional third party technology licenses and potential acquisition of complimentary products and technologies. We also expect that our selling, general and administrative expenses will continue to increase in connection with the continued expansion of our sales and marketing activities. Revenues generated from the sale of our products will depend upon numerous factors, including:

  . the timing of regulatory actions;

  . progress of product development;

  . the extent to which our products gain market acceptance;

  . varying pricing promotions and volume discounts to customers;

  . competition; and

  . the availability of third party reimbursement.

Our technology may never achieve market acceptance

   We believe that our future success will depend, in large part, upon the successful commercialization and market acceptance of our T-wave alternans technology. Market acceptance will depend upon our ability to demonstrate the diagnostic advantages and cost-effectiveness of this technology. There can be no assurance that we will be able to successfully commercialize or achieve market acceptance of our T-wave alternans technology or that our competitors will not develop competing technologies that are superior to our technology.

The results of future clinical studies may not support the accuracy of our technology

   We have sponsored and are continuing to sponsor clinical studies relating to our T-wave alternans technology and Hi-Resolution electrodes to establish the prognostic value of such technology. While studies on high risk patients to date have indicated that the measurement of T-wave alternans to predict the vulnerability of ventricular arrhythmia is comparable to electrophysiology testing, there can be no assurances that the results of such studies, particularly studies involving patients who are not high risk, will continue to be favorable. Any clinical studies or trials which fail to demonstrate that T-wave alternans is at least comparable in accuracy to alternative diagnostic tests, or which otherwise call into question the cost-effectiveness, efficacy or safety of our technology, would have a material adverse effect on our business, financial condition and results of operations.

We may not receive necessary foreign regulatory approvals

   A significant portion of our revenue is dependent upon sales of our products outside the United States. Foreign regulatory bodies have established varying regulations. Specifically, the European Union has promulgated rules which require that medical products receive the right to affix the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. There is no assurance that we will be able to obtain European Union approval for any future products. Our inability or failure, or the inability or failure of our international distributors, to comply with varying foreign regulations or the imposition of new regulations could restrict or, in certain countries, result in the prohibition of the sale of our products, and thereby adversely affect our business, financial condition and results of operations.

We may have difficulty responding to changing technology

   The medical device market is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, there can be no assurance that we will be successful in identifying, developing and marketing new products or enhancing our existing products. In addition, there can be no assurance that new products or alternative diagnostic techniques will not be developed that will render our current or planned products obsolete or inferior. Rapid technological development by competitors may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to such products.

We have significant competition from a variety of sources

   Competition from competitors' medical devices that diagnose cardiac disease is intense and likely to increase. We compete with manufacturers of electrocardiogram stress tests, the conventional method of diagnosing ischemic heart disease, as well as with manufacturers of other invasive and non-invasive tests, including EP testing, electrocardiograms, Holter monitors, ultrasound tests and systems of measuring cardiac late potentials. Many of our competitors and prospective competitors have substantially greater capital resources, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer broad, well established product lines and ancillary services not offered by Cambridge Heart. Some of our competitors have long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to market entry.

We depend heavily on independent manufacturers representatives and foreign distributors

   We currently market our products in the United States through a small direct sales force and independent manufacturers' representatives. There can be no assurance that we will be able to continue to recruit and retain skilled sales management, direct sales persons or independent manufacturers' representatives. We market our products internationally through independent distributors. These distributors also distribute competing products under certain circumstances. The loss of a significant international distributor could have a material adverse effect on our business if a new distributor, sales representative or other suitable sales organization cannot be found on a timely basis in the relevant geographic market. To the extent that we rely on sales in certain territories through distributors, any revenues we receive in those territories will depend upon the efforts of our distributors. Furthermore, there can be no assurance that a distributor will market our products successfully or that the terms of any future distribution arrangements will be acceptable to us.

          Risks Related to the Market for Cardiac Diagnostic Equipment

Our business could be subject to product liability claims

   The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Although we maintain product liability insurance in the United States and in other countries in which we conduct business, including clinical trials and product marketing and sales, there can be no assurance that such coverage is adequate or will continue to be available. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or product recall could inhibit or prevent commercialization of the CH 200 System or cause a significant financial burden on Cambridge Heart, or both, and could have a material adverse effect on our business, financial condition and ability to market the CH 2000 System as currently contemplated.

Our business could be adversely affected if we are unable to protect our proprietary technology

   Our success will depend, in large part, on our ability to develop patentable products, enforce our patents and obtain patent protection for our products both in the United States and in other countries. However, the patent positions of medical device companies, including Cambridge Heart, are generally uncertain and involve complex legal and factual questions. No assurance can be given that patents will issue from any patent applications we own or license or that, if patents do issue, the claims allowed will be sufficiently broad to protect our proprietary technology. In addition, no assurance can be given that any issued patents we own or license will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide us with competitive advantages. We also rely on unpatented trade secrets to protect our proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to our proprietary technology or disclose such technology or that we can ultimately protect meaningful rights to such unpatented proprietary technology.

Others could claim that we infringe their intellectual property rights

   Our commercial success will depend in part on our neither infringing patents issued to others nor breaching the licenses upon which our products might be based. Our licenses of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on our part. Our failure to comply with these requirements could result in conversion of the licenses from being exclusive to nonexclusive in nature or termination of the licenses.

We could become involved in litigation over intellectual property rights

   The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to us, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of others' proprietary rights. In particular, our competitors and other third parties hold issued patents and are assumed to hold pending patent applications which may result in claims of infringement against us or other patent litigation. We also may have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial cost, to determine the priority of inventions. Furthermore, we may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with our products.

We may not be able to protect our trade secrets

   We rely on confidentiality agreements with our collaborators, employees, advisors, vendors and consultants. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on Cambridge Heart.

We may not be able to obtain third-party reimbursement

   Our revenues currently depend and will continue to depend, to a significant extent, on sales of the CH 2000 System. Our ability to successfully commercialize the CH 2000 System depends in part on the availability of, and our ability to obtain, adequate levels of third-party reimbursement for use of the CH 2000 System. Reimbursement is not currently available for the use of the CH 2000 System for measuring T-wave alternans.

   The amount of reimbursement in the United States that will be available for clinical use of the CH 2000 System, if any, is uncertain and may vary. In the United States, the cost of medical care is funded, in substantial part, by government insurance programs, such as Medicare and Medicaid, and private and corporate health insurance plans. Third-party payors may deny reimbursement if they determine that a prescribed device has not received appropriate FDA or other governmental regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payor, or is experimental, unnecessary or inappropriate. Our ability to commercialize the CH 2000 System successfully will depend, in large part, on the extent to which appropriate reimbursement levels for the cost of the use of the CH 2000 System are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations.

   There can be no assurance that reimbursement in the United States or foreign countries will be available for the CH 2000 System, or if available, will not be decreased in the future or that reimbursement amounts will not reduce the demand for, or the price of, the CH 2000 System. The unavailability of third-party reimbursement or the inadequacy of the reimbursement for medical tests using the CH 2000 System would have a material adverse effect on Cambridge Heart.

We have a number of risks associated with the year 2000

   Although we do not believe that year 2000 issues will have a significant impact on our internal operations or on our products, there can be no assurance that we will not experience interruptions of operations because of year 2000 problems. Year 2000 problems could require us to incur unanticipated expenses, and such expenses could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the purchasing patterns of customers or potential customers may be affected by year 2000 issues as companies expend significant resources to correct their current systems for year 2000 compliance. These expenditures may result in reduced funds being available to purchase products offered by Cambridge Heart.

                         Risks Related to the Offering

The market price of our shares has experienced, and may continue to be subject to, extreme price and volume fluctuations

   The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of medical-device companies have been especially volatile, including fluctuations that are often unrelated to the operating performance of the affected companies. Broad market fluctuations of this type may adversely affect the market price of our common stock.

   The market price of our common stock has experienced, and may continue to be subject to extreme fluctuations due to a variety of factors, including:

  . public announcements concerning us or our competitors, of the medical device industry;

  . fluctuations in operating results;

  . introductions of new products or services by us or our competitors;

  . changes in analysts' earnings estimates; and

  . announcements of technological innovations.

   In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of our management's attention and resources and have a material adverse effect on our business, financial condition and results of operations.

A third party could be prevented from acquiring your shares of stock at a premium to the market price because of our anti-takeover provisions

   Various provisions of our certificate of incorporation, by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders.

The future sale of shares of our common stock may negatively affect our stock price

   If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding warrants and options, following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the shares by the selling stockholders. Also, we will bear most of the costs of registering the shares covered by this prospectus. Those costs include:

  . registration and filing fees and Nasdaq National Market listing fees,

  . fees and expenses of our counsel and accountants, and

  . fees and expenses relating to our complying with state securities laws.

   However, the selling stockholders will be responsible for any underwriting discounts and commissions or expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services.

                              SELLING STOCKHOLDERS

   The following table sets forth, to our knowledge, information about the selling stockholders as of June 10, 1999. The selling stockholders have not had a material relationship with Cambridge Heart within the past three years other than the sale in June 1999 of the shares covered by this prospectus and warrants for the purchase of shares covered by this prospectus.

                                            Percentage               Number of    Percentage
                              Number of    of Shares of  Number      Shares of   of Shares of
                              Shares of       Common    of Shares      Common       Common
                                Common        Stock        of          Stock        Stock
                                Stock      Beneficially  Common     Beneficially Beneficially
                             Beneficially     Owned       Stock        Owned        Owned
                                Owned        Prior to    Offered       After        After
                               Prior to      Offering    Hereby       Offering     Offering
Name of Selling Stockholder  Offering(1)      (1)(2)       (2)         (1)(2)       (1)(2)
---------------------------  ------------  ------------ ---------   ------------ ------------
The Tail Wind Fund
 Ltd....................       523,809(3)      4.4%      523,809(3)       0           0%
Special Situations
 Private Equity Fund,
 L.P....................       250,800(4)      2.1%      250,800(4)       0           0%
Geoffrey H. Galley......       209,524(5)      1.8%      209,524(5)       0           0%
Special Situations Fund
 III, L.P...............        63,485(6)        *        63,485(6)       0           0%

--------
*  Less than 1%
(1) The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.
(2) We do not know when or in what amounts the selling stockholders may offer shares for sale and there can be no assurance that the selling stockholders will sell any or all of the shares offered hereby. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of this offering, no estimate can be given as to the amount of the shares that will be held by each selling stockholder after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, none of the shares covered hereby will be held by the selling stockholders.
(3) Includes 47,619 shares issuable upon exercise of a common stock purchase warrant.
(4) Includes 22,800 shares issuable upon exercise of a common stock purchase warrant.
(5) Includes 19,048 shares issuable upon exercise of a common stock purchase warrant.
(6) Includes 5,771 shares issuable upon exercise of a common stock purchase warrant.

                              PLAN OF DISTRIBUTION

   We are registering all of the shares on behalf of the selling stockholders. We will receive no proceeds from this offering. "Selling stockholders," as used in this prospectus, includes donees, pledgees, transferees or other successors in interest selling shares received from the named selling stockholders after the date of this prospectus. The selling stockholders may sell their shares from time to time. The selling stockholders will act independently of Cambridge Heart in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

  . purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . in options transactions; and

  . for shares that qualify for resale under Rule 144 of the Securities Act, under that rule rather than this prospectus.

   The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out these short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

   In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered hereby, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Because the selling stockholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders have advised Cambridge Heart that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

   The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of this distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Cambridge Heart will make copies of this prospectus available to the selling stockholders and has informed the selling stockholders of the need for delivery of copies of this prospectus to potential purchasers at or before the time of any sale of the shares.

   Cambridge Heart will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer. Such a supplement will disclose:

  . the name of the selling stockholder and of the participating broker-dealers;

  . the number of shares involved;

  . the price at which these shares were sold;

  . the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

  . that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  . other facts material to the transaction.

   In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, Cambridge Heart will file a supplement to this prospectus.

   We have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify in certain circumstances Cambridge Heart and certain related persons against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Hale and Dorr LLP, Boston, Massachusetts, will pass on the validity of the shares offered by this prospectus.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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